Exhibit 99.1

Unigene’s Phase 2 Study of Oral PTH for the Treatment of Osteoporosis in Postmenopausal Women Featured in Bone

December 12, 2012 – Boonton, NJ – Unigene Laboratories, Inc. (OTCBB: UGNE), a leader in the design, delivery, manufacture and development of peptide-based therapeutics, today announced that the results of its successful Phase 2 clinical trial evaluating an experimental oral parathyroid hormone (PTH) analog for the treatment of osteoporosis in postmenopausal women has been published online by Bone, the Official Journal of the International Bone and Mineral Society. The article will be published in the paper version of the journal in the coming months.

This peer reviewed manuscript, entitled, “Evaluation of the efficacy, safety and pharmacokinetic profile of oral recombinant Human Parathyroid Hormone [rhPTH(1-31)NH2] in Postmenopausal Women with Osteoporosis,” provides the full efficacy and safety  data from Unigene’s Phase 2 clinical study of oral PTH in the treatment of osteoporosis in 97 postmenopausal women.    Kim Henriksen, MSc, PhD, Head of Musculoskeletal Diseases at Nordic Bioscience served as the lead author of the article, which was jointly prepared by authors from Nordic Bioscience, Unigene Laboratories, the Center for Clinical and Basic Research (CCBR) and GlaxoSmithKline (GSK).

Ashleigh Palmer, Unigene’s Chief Executive Officer, stated, “We are extremely pleased that a peer-reviewed article detailing the positive Phase 2 results from our oral PTH program was published in such a prestigious scientific journal as Bone.  The data and analysis once again demonstrate the strength of Unigene’s proprietary oral peptide drug delivery technology and the clinical potential and commercial viability of our oral PTH analog.  I would like to extend my congratulations to Dr. Henriksen for leading the publication effort and to the entire team of contributors from Nordic Bioscience, CCBR, GSK and Unigene for their tremendous work.”

Phase 2 Study of Oral PTH

The Phase 2 study of oral PTH for the treatment of osteoporosis in postmenopausal women was a multicenter, double blind with respect to placebo, randomized, repeat dose placebo controlled study that included an open label comparator arm of the Forsteo® injectable formulation, and a total of 97 postmenopausal osteoporotic women were enrolled. The primary objective of the Phase 2 study was to assess the change in bone mineral density (BMD) at the lumbar spine, a clinically validated predictor of fracture risk.  The study demonstrated once-daily treatment with 5mg of orally delivered PTH resulted in a significant and clinically relevant mean increase in BMD at the lumbar spine of 2.2 percent (p<0.001) at week 24 as compared to baseline.  Secondary endpoints evaluated biochemical markers of bone formation and resorption, as well as the safety, tolerability and pharmacokinetics of the oral formulation.

About Unigene Laboratories, Inc.

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform.  Peptelligence™ encompasses extensive intellectual property covering drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence.  Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to whether the oral delivery of PTH is possible from both an efficacy and safety standpoint; the ability to treat osteoporosis with an orally delivered therapeutic; the continued advancement of Unigene’s oral PTH program; and Unigene’s ability to build a robust portfolio of proprietary partnerships in peptide-based therapeutics based on its Peptelligence™ platform. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements,  the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

For Investors & Media:
Joshua Drumm, Ph.D. / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com

Source:  Unigene Laboratories, Inc.